Filed Pursuant to Rule 433

Registration No. 333-181418

October 29, 2013

Pricing Term Sheet

4,000,000 Depositary Shares Each Representing 1/40th of a Share of

Fixed-To-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E

Issuer:	F.N.B. Corporation (the Corporation)

Expected Issue Ratings:	Moody’s Investors Service: Ba3*

Securities Offered:	4,000,000 Depositary Shares Each Representing 1/40th of a Share of Fixed-To-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E

Option to Purchase Additional Depositary Shares:	The underwriters also have an option to purchase up to an additional 600,000 Depositary Shares, at the public offering price less the underwriting discount per share, for 30 days after the date of this term sheet. The information set forth herein assumes that the underwriters will only purchase 4,000,000 Depositary Shares and will not purchase any additional Depositary Shares pursuant to their option to purchase up to an additional 600,000 Depositary Shares.

Liquidation Preference:	$25.00 per Depositary Share plus any declared and unpaid dividends, without accumulation of any undeclared dividends

Maturity Term:	Perpetual unless redeemed at the option of the Issuer as described below

Dividend Rate (Non-Cumulative):	From November 1, 2013 to, but excluding, February 15, 2024, 7.25% per annum and from and including February 15, 2024, Three-Month LIBOR plus 460 basis points

Dividend Payment:	Beginning February 15, 2014, each February 15, May 15, August 15 and November 15 if, when and as declared by the board of directors of the Issuer

Day Count:	From November 1, 2013 to, but excluding February 15, 2024, 360-day year consisting of twelve 30-day months, and from and including February 15, 2024, 360-day year consisting of the actual number of days in a month

Optional Redemption:	Redeemable in whole or in part from time to time, at $25.00 per Depositary Share plus the per share amount of any declared and unpaid dividends, without regard to any undeclared dividends prior to redemption date, on February 15, 2024, or any dividend payment date thereafter. Also, redeemable in whole, but not in part, within 90 days following the occurrence of a “regulatory capital treatment event” (as defined in the prospectus supplement) at $25.00 per Depositary Share plus the per share amount of any declared and unpaid dividends, without regard to any undeclared dividends prior to the redemption date

Trade Date:	October 29, 2013

Settlement Date:	November 1, 2013 (T+3)

Public Offering Price:	$25.00 per Depositary Share plus accrued dividends if settlement occurs after the Settlement Date

Underwriting Discount:	3.15%

Gross Proceeds:	$100,000,000

Bookrunning Managers:	Keefe, Bruyette & Woods, Inc.
RBC Capital Markets, LLC

Lead Manager:	J.P. Morgan Securities LLC

Co-Managers:	Janney Montgomery Scott LLC
Sandler O’Neill & Partners, L.P.
Sterne, Agee & Leach, Inc.

Expected Listing:	NYSE

CUSIP/ISIN for the Depositary Shares:	30255P103 / US30255P1030

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS SUPPLEMENT AND A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THESE DOCUMENTS AND THE OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PRELIMINARY PROSPECTUS SUPPLEMENT IF YOU REQUEST IT FROM KEEFE, BRUYETTE & WOODS, INC. AT (800) 966-1559 AND RBC CAPITAL MARKETS, INC. AT (866) 375-6829.

*A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating organization.

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